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                             Exhibit 5.1

               OPINION OF BERNSTEIN AND WASSERMAN, LLP

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                  [LETTERHEAD OF BERNSTEIN & WASSERMAN, LLP]


                                                           October 29, 1997

Steven Madden, Ltd.
52-16 Barnett Avenue
Long Island City, NY 11105

Ladies and Gentlemen:

         We have acted as counsel for Steven Madden, Ltd., a New York corporation ("Company"), in connection with a Registration Statement on Form
S-8 ("Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of (i) 20,000 shares of the Company's Common Stock, $.0001 par value ("Common Stock"), reserved for issuance upon the exercise of options heretofore granted pursuant to that certain Option Agreement dated August 23, 1994 between the Company and Steven Drescher, a consultant to the Company, (ii) 6,400 shares of Common Stock reserved for issuance upon the exercise of options heretofore granted pursuant to that certain Option Agreement and a certain Consulting Agreement, both dated May 1, 1997 between the Company and The Vayness Company, Ltd, (iii) 9,200 shares of Common Stock reserved for issuance upon the exercise of options heretofore granted pursuant to an Agreement dated January 1, 1997 between the Company and Hempel Stefanides, Inc., (iv) 375,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Plan, and (v) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan.

         In that connection, we have examined the Certificate of Incorporation, as amended, and the Amended and Restated By-Laws of the Company, the Registration Statement, the Option Agreements, the relevant agreement between the Company and the optionholders, the relevant stock plans, corporate proceedings of the Company relating to the issuance of the Common Stock pursuant to the Option Agreements and under the 1996 Stock Plan and the 1997 Stock Plan, and such other instruments and documents as we have deemed relevant under the circumstances.

         In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records of the Company include all corporate proceedings taken by the Company to date.

         Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and paid for as described in the respective documents, will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as herein set forth as an exhibit to the Registration Statement.

                                               Very truly yours,


                                               /s/ Bernstein & Wasserman, LLP
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                                                   BERNSTEIN & WASSERMAN, LLP